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EXHIBIT 11
OLD KENT FINANCIAL CORPORATION
EARNINGS PER SHARE CALCULATIONS - PRIMARY AND FULLY DILUTED

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                                 Three Months Ended June 30       Six Months Ended June 30
                                        1 9 9 4     1 9 9 3          1 9 9 4       1 9 9 3
PRIMARY:
NET INCOME......................    $35,482,000 $33,421,000      $67,191,000   $63,525,000

Deduct dividends on
  preferred stock...............        -  0  -     -  0  -          -  0  -       -  0  -

INCOME FOR PRIMARY
 E.P.S. CALCULATION.............    $35,482,000 $33,421,000      $67,191,000   $63,525,000

Average common
 shares outstanding.............     40,504,105  40,493,496       40,203,131    40,477,006

Common stock equivalents........        271,462     244,911          238,297       257,946

SHARES FOR PRIMARY
 E.P.S. CALCULATION.............     40,775,567  40,738,407       40,441,428    40,734,952

PRIMARY E.P.S...................          $0.87       $0.82            $1.66         $1.56

FULLY  DILUTED:
NET INCOME......................    $35,482,000 $33,421,000      $67,191,000   $63,525,000

Add back interest on convertible
  debt (net of income tax)......              0           0                0             0

INCOME FOR FULLY DILUTED
 E.P.S. CALCULATION.............    $35,482,000 $33,421,000      $67,191,000   $63,525,000

Average common
 shares outstanding.............     40,504,105  40,493,496       40,203,131    40,477,006

Common stock equivalents........        271,462     244,911          238,297       257,946

Additional common shares
  issuable to debt holders......              0           0                0             0

SHARES FOR FULLY DILUTED
 E.P.S. CALCULATION.............     40,775,567  40,738,407       40,441,428    40,734,952

FULLY DILUTED E.P.S.............          $0.87       $0.82            $1.66         $1.56
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